Exhibit 1.02

Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Kate Corcoran Articulate Communications Inc. 212-255-0080, ext. 18 kcorcoran@articulatepr.com

CDC Factory Helps Breyers Yogurt Cope with Rising Industry Costs and Margin Pressure

Yogurt Company Increases Production Efficiency More than 15 Percent with CDC Software’s
Industry-Leading Manufacturing Operations Management Solution

ATLANTA, HONG KONG, Feb. 13, 2008—CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software and services, announced today that Breyers Yogurt has increased production efficiency by more than 15 percent, improved visibility and accountability throughout its plant floor operations, and improved its customer order fill rates with CDC Software’s CDC Factory solution.

CDC Factory is the first packaged manufacturing operations management (MOM) system that transforms manufacturing performance by empowering the factory floor to take immediate action. Breyers chose CDC Factory over three other systems because CDC Factory was the only out-of-the-box packaged solution that could be rapidly deployed and offer the key functionality needed for their current and future requirements as a food processor.

With CDC Factory, Breyers has measured a reduction in downtime due to production line changeovers of approximately 30 percent. This has been accomplished by identifying specific root causes of inefficiency. In terms of productivity, the improved changeover time has allowed Breyers to achieve significantly higher production throughput. The company can now produce in five days what previously required six days, resulting in a choice of either an extra day’s worth of product each week or a substantial reduction in overtime costs. There were also several other significant improvements achieved by Breyers, including:

•	Improved portion control and accountability

•	Improved customer order fill rates

•	Additional accurate root-cause analysis

“We are extremely satisfied with the implementation and immediate results using CDC Factory,” said Matt Davis, business unit manager at Breyers. “Rapidly rising costs tied to energy, fuel, transportation and materials are driving food processors throughout the industry to make adjustments to preserve their profit margins. With the efficiency gains we have already achieved with CDC Factory, we have taken significant steps toward improving our operating margins and we expect to realize further gains going forward. Achieving these goals will give us a significant competitive advantage, especially in the current global economy.”

Davis added, “We were comfortable moving forward rapidly with CDC Software to achieve these gains, because CDC provided a unique, up-front service that demonstrated the value we could realize. Through their three-day Performance Review, we saw the result of having our own shop floor data in the CDC Factory system which exposed immediate opportunities for performance improvement. I would recommend this Performance Review to any food processor that is considering a manufacturing operations management solution.”

CDC Factory provides a real-time framework that helps unlock hidden capacity on the factory floor by managing production scheduling in real time, pinpointing the causes of plant inefficiencies and providing immediate feedback on key operating metrics including rate, yield, utilization and per unit cost. The system allows users to leverage the potential of human capital on the shop floor by providing pre-defined workflows and a highly intuitive kiosk-style interfaces for real-time performance tracking. This enables factory floor operators to act on information in real time and make decisions that have an immediate impact on efficiency, improve overall equipment effectiveness (OEE) and reduce waste. This role-based design extends to middle and senior management where information is summarized to make the daily operations of all plants transparent throughout the enterprise. Because CDC Factory is a packaged solution specifically designed for process manufacturers in the food and beverage, pharmaceutical and consumer packaged goods industries, it is typically installed and producing results in eight weeks or less.

“Throughout the food industry companies are announcing price increases and tactical sales promotions to stave off the effects of overall cost increases and the resulting downward pressure on profit margins,” said Eric Musser, CEO, CDC Software. “The efficiency improvements we are measuring at Breyers and many other food companies are long term in nature and should help these companies weather these tight economic conditions and also free up working capital to invest in their businesses as economic conditions improve. We are very proud to enable this resiliency and lasting competitive advantage for progressive food companies like Breyers.”

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CDC Factory
CDC Factory is the first packaged manufacturing operations management system that transforms manufacturing performance by empowering people to make real-time actionable decisions. By standardizing the best practices of lean manufacturing, OEE (Overall Equipment Effectiveness) and continuous improvement, CDC Factory provides a real-time framework that integrates scheduling, operations, quality and maintenance. Specifically designed for food and beverage, pharmaceutical packaging and consumer packaged goods manufacturers, CDC Factory enables real-time decision making to support a demand-driven strategy at all levels in the organization, from factory floor operators to executive management. Leading manufacturers are using CDC Factory to reduce operating costs and waste, unlock hidden capacity, improve customer service and employee satisfaction, while minimizing risk by assuring regulatory compliance. For more information, visit: www.cdcfactory.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.
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About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of CDC Factory to address the needs of process manufacturers such as the ability improve efficiencies, improve production, yields,visibility and accountability into plant floor operations and customer order fill rates, the ability of our products to provide key functionality,allow better decision making, drive cost savings and provide competitive advantages, reduce downtime due to inefficiency, improve changeover time, portion control and accountability, increase throughput and accuracy of root-cause analyses, realize additional cost savings, operating margins and competitive advantages, the ease and timing of deploying our solutions, and the ability to realize upfront value using our products These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of market; the continued ability of CDC Factory solutions to address process manufacturer’s business requirements; demand for and market acceptance of new and existing manufacturing operations management solutions;and development of new functionalities which would allow companies to compete more effectively. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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